EXHIBIT 4.(d)

         CERTIFICATE OF THE DESIGNATIONS, VOTING POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SERIES D PREFERRED STOCK OF GUARDIAN INTERNATIONAL, INC.

         The undersigned hereby certify that they are the duly elected and acting President and Secretary of Guardian International, Inc., a Nevada corporation, (the "Company"), and pursuant to Nev. Rev. Stat. ss. 78.1955, DO HEREBY CERTIFY:

         That, pursuant to the authority conferred upon the Board of Directors of the Company (the "Board") by Article FOURTH of the Company's Articles of Incorporation (the "Articles"), the Board at a meeting held on October 12, 1998 adopted the following resolution:

                  RESOLVED, that the Board hereby establishes and authorizes the issuance of a fourth series of the blank-check preferred stock, par value $.001 per share (the "Preferred Stock") and hereby fixes the number of shares to constitute the fourth series, the annual rate of dividends payable on such shares and the date from which dividends shall commence to accrue, the terms and conditions on which the shares may or shall be converted or redeemed, as the case may be, and the voting rights and liquidation preferences of such shares, as follows:

                  I.       DESIGNATION AND RANK.

                           The fourth series of Preferred Stock of the Company
                  is designated "Series D 6.00% Convertible Cumulative Preferred Stock, par value $.001 per share" (the "Series D Preferred Stock"), and the number of shares which shall constitute such Series shall be 30,000 shares. All shares of Series D Preferred Stock shall rank equally and be identical in all respects. So long as the Series D Preferred Stock is outstanding, unless consented to by the affirmative vote of 2/3 of the holders of the outstanding Series D Preferred Stock, the Company shall not authorize or issue additional equity securities of any kind, including shares of Preferred Stock of any class, series or designation ranking in priority or in parity as to rights and preferences (including in respect of dividends or rights upon liquidation, dissolution or winding-up of the Company) with the Series D Preferred Stock now or hereafter authorized including, without limitation, additional shares of Series D Preferred Stock other than Dividend Preferred Shares, as defined below (except for up to 16,397 shares of Series C 7.00% Redeemable Cumulative Preferred Stock, par value $0.001 per share, with a liquidation value of $1,000.00 per share (the "Series C Preferred Stock")).

                  II.      DIVIDENDS.


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                           The holders of the Series D Preferred Stock, in
                  preference to the holders of Class A Voting Common Stock, par value $.001 per share (the "Class A Common Stock"), of the Company and the Class B Non-Voting Common Stock, par value $.001 per share (collectively, with the Class A Common Stock, the "Common Stock"), of the Company and any other class or classes of stock of the Company ranking junior in rights and preferences to the Series D Preferred Stock as to payment of dividends and other distributions, shall be entitled to receive, but only out of any funds legally available for the declaration of dividends, cumulative, preferential dividends at the annual rate of 6.00%, of the Liquidation Value (as hereinafter defined) in parity with the holders of Preferred Stock ranking in parity with the Series D Preferred Stock, payable as follows:

                           (a) Series D Preferred Stock dividends (the
                  "Dividends") shall commence to accrue on the shares of Series D Preferred Stock and be cumulative from and after the date of issuance of such shares of Series D Preferred Stock (the "Issuance Date") and shall be deemed to accumulate and accrue from day to day thereafter. Dividends for any partial period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

                           (b) The Dividends shall be payable to the holders of
                  the Series D Preferred Stock annually on the 1st day of January commencing January 1, 1999 at the Company's option in cash or in additional shares of Series D Preferred Stock ("Dividend Preferred Shares"). Once issued, any Dividend Preferred Shares shall rank PARI PASSU and have all of the rights and privileges associated with all other shares of the Series D Preferred Stock, including the right to receive dividends.

                           (c) Notwithstanding the foregoing, in the event that
                  any holder of Series D Preferred Stock converts its shares of Series D Preferred Stock to shares of Class A Common Stock pursuant to Section VII hereof, the right to preferential dividend rights pursuant to this Section II with respect to such converted shares shall terminate upon conversion.

                           (d) So long as any share of Series D Preferred Stock
                  remains outstanding, the Company shall not declare, pay or set aside for payment any dividend on any stock ranking junior in rights or preferences to the Series D Preferred Stock or make any payment or set apart any fund for payment with respect to the purchase,

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                  redemption or other retirement of any stock ranking junior in rights or preferences to the Series D Preferred Stock unless all accrued and unpaid dividends with respect to the Series D Preferred Stock have been paid in full.

                  III.     OPTIONAL REDEMPTION.

                           (a) OPTIONAL REDEMPTION. The Series D Preferred Stock
                  shall not be redeemable by the Company at any time prior to the third anniversary of the Issuance Date. After the third anniversary of the Issuance Date, the Series D Preferred Stock shall be redeemable at the option of the Company, in whole or in part, at any time and from time to time, upon not less than 30 days' written notice, for an amount in cash equal to the sum of (1) $1,000.00 per share (the "Liquidation Value") for each such share of Series D Preferred Stock (including Dividend Preferred Shares) to be redeemed and (2) a premium equal to the product of (i) the Liquidation Value, (ii) 6.00% and (iii) a fraction, the numerator of which is the number of days remaining until (and excluding) the sixth anniversary of the Issuance Date and the denominator of which is 2,160 (the "Redemption Price Calculation").

                           (b) REDEMPTION UPON A CHANGE OF CONTROL. A holder of
                  Series D Preferred Stock may elect to cause the Company to redeem its shares of Series D Preferred Stock upon a Change of Control (as defined below) for an amount in cash equal to the amount determined by the Redemption Price Calculation.

                           (c)      PROCEDURES FOR REDEMPTION.

                                    (i) In the event that the Company redeems
                  shares of Series D Preferred Stock pursuant to Section III(a) above, at least fifteen (15) days and not more than sixty (60) days prior to the date fixed for any redemption of the Series D Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each holder of record on the record date fixed for such redemption of the Series D Preferred Stock at such holder's address as it appears on the stock books of the Company; PROVIDED, HOWEVER, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series D Preferred Stock to be redeemed except as to the holder or holders to whom the Company has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:

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                                            (1)      the Redemption Price;

                                            (2)      whether all or less than
                  all the outstanding shares of the Series D Preferred Stock are to be redeemed and the total number of shares of the Series D Preferred Stock being redeemed;

                                            (3)      the date fixed for
                  redemption (the "Redemption Date");

                                            (4)      that the holder is to
                  surrender to the Company, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series D Preferred Stock to be redeemed; and

                                            (5)      that dividends on the
                  shares of the Series D Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Company defaults in the payment of the Redemption Price.

                                       (ii) (1) In the event that a holder of
                  Series D Preferred Stock (the "Redeeming Series D Holder") elects to redeem its shares of Series D Preferred Stock pursuant to Section III(b) above, at least fifteen (15) days and not more than sixty (60) days prior to the date of any such redemption of the Series D Preferred Stock, written notice (the "Holder's Redemption Notice") shall be given by first class mail, postage prepaid, to the Company. The Redemption Notice shall state:

                                                     (A)      whether all or
                  less than all the outstanding shares of the Series D Preferred Stock are to be redeemed and the total number of shares of the Series D Preferred Stock being redeemed; and

                                                     (B)      the date of the
                  redemption (the "Redemption Date").


                                            (2)      The Company shall, within
                  10 days of receipt of the Holder's Redemption Notice, send a notice to the Redeeming Series D Holder (the "Company's Redemption Notice"), stating:

                                                     (A)      the Redemption
                  Price;

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                                                     (B)      that the Redeeming
                  Series D Holder is to surrender to the Company, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series
                  D Preferred Stock to be redeemed; and

                                                     (C) that Dividends on the
                  shares of Series D Preferred Stock to be redeemed shall cease to accumulate on the Redemption Date unless the Company defaults in the payment of the Redemption Price.

                                    (iii) Each holder of Series D Preferred
                  Stock redeemed pursuant to the provisions of Section III(a) or
                  (b) hereof shall surrender the certificate or certificates representing such shares of Series D Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Company's Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                                    (iv) On and after the Redemption Date,
                  unless the Company defaults in the payment in full of the Redemption Price, dividends on the Series D Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest; PROVIDED, HOWEVER, that if notices of redemption shall have been given as provided in Section III
                  (c)(i) and (ii) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the holders of the shares to be redeemed shall cease to be stockholders of the Company, shall have no interest in or claims against the Company by virtue thereof and shall have no rights with respect thereto, except the right to receive the Redemption Price, without interest, upon surrender (and endorsement, if required by the Company) of their certificates, and the shares evidenced thereby shall no longer be outstanding.

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                           (d) For purposes of Section III(b) above, "Change of
                  Control" means (i) the acquisition directly or indirectly, by any "person" or "group" (as used in Section 13(d) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (as defined in Section 13(d)) of in excess of 35% of the Company's combined voting power of all then-outstanding voting securities, provided, however, that any acquisition or disposition (whether by sale, transfer, assignment, pledge, hypothecation, gift, placement in trust (voting or otherwise) or transfer by operation of law of, creation of a security interest in or lien on, or any other encumbering or disposal, directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily) of voting securities by Westar Security, Inc., a Kansas corporation, Western Resources, Inc., a Kansas corporation, or Protection One, Inc., a Delaware corporation, or any "affiliate" of any of such entities (as the term "affiliate" is defined by Rule 405 promulgated under the Securities Act of 1933, as amended) (collectively, the "Westar Group") shall not be deemed to be a "Change of Control"; (ii) the consummation of a merger, consolidation, or other business combination of the Company with any other person (as defined immediately above), other than a merger, consolidation or other business combination that would result in the outstanding Common Stock immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least 65% of the outstanding Common Stock or stock of the surviving entity or parent or affiliate thereof outstanding immediately after such transaction; (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iv) a majority of the Board of Directors of the Company shall consist of persons other than persons who (V) are members of the Board on the Issuance Date, (W) are nominated by David C. Wittig, at any time and from time to time, (X) are elected or appointed to serve as Independent Directors (as defined below) prior to December 31, 1998, including but not limited to, Joel A. Cohen, (Y) were elected to the Board by a majority vote of directors on the Board on the Issuance Date or their successors elected pursuant to this clause (Y), or (Z) are elected by holders of either the Series C Preferred Stock or the Series D Preferred Stock in accordance with Section 5(c) hereof or are nominated by holders of the Series D Preferred Stock pursuant to Section 2(a) of that certain Stockholders Agreement dated as of October __, 1998 (the "Stockholders Agreement") by and among the Company, Westar Security, Inc., a Kansas corporation ("Westar") and Harold Ginsburg, Sheilah Ginsburg, Richard Ginsburg and Rhonda

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                  Ginsburg (collectively, the "Ginsburgs"). For purposes of this
                  Section III(e), the term "Independent Director" shall mean a person who is not (i) an officer or employee of the Company or its Affiliates or of Westar or its Affiliates, or (ii) related by blood or marriage to any of the Ginsburgs.

                  IV.      VOTING RIGHTS.

                           The holders of Series D Preferred Stock shall not be
                  entitled to vote or consent on any matters required or permitted to be submitted to the stockholders of the Company for their approval, except to the extent that voting rights are specifically provided by Nevada law or Section I or V hereof.

                  V.       SPECIAL VOTING RIGHTS.

                           (a) AMENDMENT TO CERTIFICATE OF DESIGNATION. The
                  Company shall not amend the Articles or this Certificate of Designations so as to adversely affect in any manner the specified rights, preferences, privileges or voting rights of the Series D Preferred Stock or to authorize additional shares of Series D Preferred Stock UNLESS consented to by the affirmative vote of 2/3 of the holders of the outstanding Series D Preferred Stock.

                           (b) CHANGE OF CONTROL. Until the third anniversary of
                  the Issuance Date, so long as any shares of Series D Preferred Stock are outstanding, the holders of the Series D Preferred Stock shall be entitled to vote with the Common Stock, as a single class, on an "as converted" basis in accordance with
                  Section VII hereof, on any Change of Control which is submitted to a vote of the holders of the Common Stock for their approval.

                           (c)      ELECTION OF DIRECTORS.

                                    (i) Subject to the provisions of Section
                  V(c)(ii) below, upon the occurrence of a Default Event (hereafter defined) with respect to the Series D Preferred Stock and for the duration of the Default Period (hereafter defined), the holders of the Series D Preferred Stock, in addition to any other voting rights they may have by law, shall be entitled to vote (voting separately as a series by a majority of the outstanding shares thereof) for the election to the Board of Directors of the smallest number of additional directors necessary to constitute at any given time a majority of the total number of members of the Board of Directors (after giving effect to such election), and should such percentage when applied to the

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                  number of the members of the Board of Directors result in a number that includes a fraction, then such number shall be increased to the next whole number. In addition, during the Default Period the holders of the Series D Preferred Stock shall be entitled to designate (voting as a series as aforesaid) the number of positions on the Board of Directors, which shall be the smallest number of directors necessary for the nominees of the holders of the Series D Preferred Stock to constitute a majority of the full Board. In case the holders of the Series D Preferred Stock become entitled to exercise such special voting rights, they may call a special meeting of stockholders during the Default Period, in the manner provided in the bylaws or otherwise as provided by law, for the purpose of increasing or decreasing the number of positions on the Board of Directors and electing such members to the Board of Directors. In addition, the holders of the Series D Preferred Stock shall have such special voting rights at any annual or regular meeting of stockholders (or any other special meeting not called by the holders of the Series D Preferred Stock) held during the Default Period. In lieu of the foregoing, the holders of the Series D Preferred Stock may take any of such actions by a written consent signed by the holders of at least a majority of the shares of the Series D Preferred Stock outstanding and entitled to vote thereon.

                                    (ii) Notwithstanding the provisions of
                  Section V(c)(i) above, if during the Default Period, a Default Event occurs and is continuing with respect to the Series C Preferred Stock, the holders of the Series C Preferred Stock, in addition to any other voting rights they may have by law, shall be entitled to vote (together, as a class, with the Series D Preferred Stock) for the election of additional directors to the Board of Directors, as described in Section V(c)(i) above.

                                    (iii) REMOVAL; VACANCIES. During the Default
                  Period, each director elected by the holders of the Series D Preferred Stock may be removed only by the vote of the holders of the majority of the outstanding shares of such series of Preferred Stock, voting separately as a series, at a meeting of the stockholders, or of the holders of shares of such series of Preferred Stock, called for that purpose. During the Default Period, any vacancy in the office of a director elected by the holders of the Series D Preferred Stock in default may be filled by a vote of the remaining directors then in office elected by the holders of the Series D Preferred Stock, or, if not so filled, by the holders of such series of Preferred Stock at any meeting, annual or special, for the election of directors held thereafter. A special meeting of stockholders, or of the holders of

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                  shares of Series D Preferred Stock, may be called for the
                  purpose of filling any such vacancy. In the case of removal of any such director, the vacancy may be filled at the same meeting at which such removal shall be voted. Holders of the Series D Preferred Stock shall be entitled to notice of each meeting of stockholders at which they shall have any right to vote or notice of which is otherwise required by law. In lieu of the foregoing, the holders of the Series D Preferred Stock may take any of such actions by a written consent signed by the holders of at least a majority of the shares of such series of Preferred Stock outstanding and entitled to vote thereon.

                                    (iv) EXPIRATION OF RIGHT. Upon termination
                  of the Default Period, the special voting rights of the holders of the Series D Preferred Stock in default provided hereunder shall be immediately divested, but always subject to the revesting of such right in the holders of the Series D Preferred Stock upon the occurrence of any subsequent Default Event. In the event that such rights of the holders of the Series D Preferred Stock shall cease as provided above, then the directors elected to the Board of Directors by the holders of the series of the Series D Preferred Stock in default under this Section V shall be automatically removed from office, and their respective positions terminated and the number of positions on the Board of Directors reduced in accordance with such termination, without further action on the part of the holders of Preferred Stock, the holders of Common Stock or the Board of Directors.

                                    (v) DEFAULT EVENT. For purposes hereof, a
                  "Default Event" occurs on the date that (A)(i) the Company has failed to pay a Dividend when due and (ii) such Dividend remains unpaid for 30 days or (B) the Company fails to discharge any redemption obligation with respect to the Series D Preferred Stock.

                                    (vi) DEFAULT PERIOD. For purposes hereof,
                  "Default Period" means a period commencing on the date a Default Event occurs and ending (i) with respect to a Dividend default, upon the payment of the next annual Dividend in full and any cumulative Dividends in arrears in full and (ii) with respect to a redemption default, upon the discharge in full by the Company of its obligations with respect to such redemption.

                  VI.      LIQUIDATION.

                           (a) The Series D Preferred Stock shall be rank PARI
                  PASSU upon liquidation with the Series C Preferred Stock and shall be

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                  preferred upon liquidation over the Common Stock and any other class or classes of stock of the Company which does not expressly rank senior in rights and preferences to the Series
                  D Preferred Stock or on a parity with the Series D Preferred Stock upon liquidation. Holders of shares of Series D
                  Preferred Stock shall be entitled to be paid, after full payment is made on any stock ranking prior to the Series D Preferred Stock as to rights and preferences (but before any distribution is made to the holders of the Common Stock and any junior stock), pro rata based on the Liquidation Value
                  PARI PASSU with the holders of shares of the Series C
                  Preferred Stock upon the voluntary or involuntary dissolution, liquidation or winding up of the Company (a "Liquidation").

                           (b) The amount payable on each share of Series D
                  Preferred Stock in the event of Liquidation shall be the Liquidation Value plus any accrued and unpaid Dividends.

                           (c) Upon Liquidation, if the net assets of the
                  Company are insufficient to permit the payment in full of the amounts to which the holders of all outstanding shares of Series D Preferred Stock are entitled as provided above, the entire net assets of the Company remaining (after full payment is made on any stock ranking prior to the Series D Preferred Stock as to rights and preferences) shall be distributed among the holders of Series D Preferred Stock and holders of shares of Preferred Stock ranking in parity with the Series D Preferred Stock as to rights and preferences to which they are respectively entitled in amounts proportionate to the full preferential amounts.

                           (d) For purposes of this Section VI, the voluntary
                  sale, lease, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all the Company's property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a Liquidation.

                           (e) Notwithstanding the foregoing, in the event that
                  any holder of Series D Preferred Stock converts its shares of Series D Preferred Stock to shares of Class A Common Stock pursuant to Section VII hereof, the right to preferential liquidation rights pursuant to this Section VI with respect to such converted shares shall terminate upon conversion.

                  VII.     CONVERSION.

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                           (a) OPTIONAL CONVERSION. Subject to the provisions
                  for adjustment hereinafter set forth, all, and not less than all, of the outstanding shares of Series D Preferred Stock (including any Dividend Preferred Shares then outstanding and all Dividend Preferred Shares which would be issued with respect to all accrued and unpaid Dividends as of the date of conversion) held by a holder of the Series D Preferred Stock shall be convertible into Class A Common Stock of the Company at any time after the third anniversary of the Issuance Date at the option of such holder thereof, upon surrender to the transfer agent for the Series D Preferred Stock or the Company of the certificate or certificates evidencing the shares so to be converted, at the rate of 333.3333 fully paid and nonassessable shares of Class A Common Stock for each share of Series D Preferred Stock. In the case of shares of Series D Preferred Stock called for redemption, conversion rights will expire at the close of business on the date on which the redemption is consummated.

                           (b) MANDATORY CONVERSION. Subject to the provisions
                  for adjustment hereinafter set forth, the Series D Preferred Stock (including any Dividend Preferred Shares then outstanding and all Dividend Preferred Shares which would be issued with respect to all accrued and unpaid Dividends as of the date of conversion) shall be converted to Class A Common Stock at the rate of 333.3333 fully paid and nonassessable shares of Class A Common Stock for each share of Series D Preferred Stock:

                                    (i) upon a firm commitment underwritten
                  public offering by the Company of Class A Common Stock, which results in net proceeds to the Company of in excess of $20 million in cash at $4.00 per share or more; or

                                    (ii) if, at any time after the third
                  anniversary of the Issuance Date, the average of the daily bid and asked prices as of closing of the Class A Common Stock exceeds $4.00 per share for twenty (20) consecutive trading days on which trades actually occurred.

                           (c) The number of shares of Class A Common Stock into
                  which an issued and outstanding share of Series D Preferred Stock is convertible shall be subject to adjustment from time to time only as follows:

                                    (i) In the event that the Company shall at
                  any time (A) declare a dividend on the Class A Common Stock in shares of its Class A Common Stock, (B) split or subdivide the outstanding

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                  Class A Common Stock or (C) combine the outstanding Class A
                  Common Stock into a smaller number of shares, each share of Series D Preferred Stock outstanding at the time of the record date for such dividend or of the effective date of such split, subdivision or combination shall thereafter be convertible into the aggregate number of shares of Class A Common Stock which, if such share of Series D Preferred Stock had been converted immediately prior to such time, the holder of such share would have owned or have been entitled to receive by virtue of such dividend, subdivision or combination. Such adjustment shall be made successively whenever any event listed above shall occur.

                                    (ii) No adjustment in the number of shares
                  of Class A Common Stock issuable upon conversion of a share of Series D Preferred Stock shall be required unless such adjustment would require an increase or decrease in the aggregate number of shares of Class A Common Stock so issuable of at least 100 shares; PROVIDED that any adjustments which by reason of this subsection VII(c)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section VII(c) shall be made to the nearest cent, or to the nearest hundredth of a share, as the case may be.

                                    (iii) In the event of any capital
                  reorganization of the Company, or of any reclassification of the Common Stock (other than a subdivision or combination of outstanding shares of Class A Common Stock), or in case of the consolidation of the Company with or the merger of the Company with or into any other corporation or of the sale of the properties and assets of the Company as, or substantially as, an entirety to any other corporation, each share of Series D Preferred Stock shall after such capital reorganization, reclassification of Common Stock, consolidation, merger or sale be convertible upon the terms and conditions specified in this Section VII, for the number of shares of stock or other securities or assets to which a holder of the number of shares of Class A Common Stock into which a share of Series D Preferred Stock is then convertible (at the time of such capital reorganization, reclassification of Class A Common Stock, consolidation, merger or sale) would have been entitled upon such capital reorganization, reclassification of Common Stock, consolidation, merger or sale; and in any such case, if necessary, the provisions set forth in this Section VII with respect to the rights of conversion thereafter of the Series D Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or assets thereafter deliverable on the conversion of the Series D Preferred

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                  Stock. The Company shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets or the appropriate corporation or entity shall assume by written instrument the obligation to deliver to the holder of each share of Series D Preferred Stock the shares of stock, securities or assets to which, in accordance with the foregoing provisions, such holder may be entitled upon conversion of such Series D Preferred Stock and all other obligations of the Company under this Section VII, and effective provisions are made in the Articles or Certificate of Incorporation of such successor or transferee corporation (or other governing document of any successor entity which is not a corporation) providing for conversion privileges relating to the Series D Preferred Stock equivalent to those set forth in this Section VII.


                                    (iv) If any question at any time arises with
                  respect to the number of shares of Class A Common Stock into which a share of Series D Preferred Stock is convertible following any adjustment pursuant to this Section VII, such question shall be determined by agreement between the holders of a majority of the outstanding shares of Series D Preferred Stock and the Company or, in the absence of such an agreement by an independent investment banking firm or an independent appraiser (in either case the cost of which engagement will be borne by the Company) reasonably acceptable to the Company and the holders of a majority of outstanding shares of Series D Preferred Stock and such determination shall be binding upon the Company and the holders of the Series D Preferred Stock.

                                    (v) Anything in this Section VII to the
                  contrary notwithstanding, the Company shall be entitled to make such increases in the number of shares of Class A Common Stock issuable upon conversion of shares of Series D Preferred Stock, in addition to those adjustments required by this
                  Section VII, as it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Class A Common Stock, or any issuance wholly for cash of any shares of Class A Common Stock at less than the current market price, or any issuance wholly for cash of shares of Class A Common Stock or securities which by their terms are convertible into or exchangeable for shares of Class A Common Stock, or any issuance of rights, options or warrants referred to hereinabove in this Section VII, hereinafter made by the Company to the holders of its Class A Common Stock shall not be taxable to them.

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

                                    (vi) Upon any adjustment of the number of
                  the shares of Class A Common Stock issuable upon conversion of shares of Series D Preferred Stock pursuant to this Section VII, the Company shall promptly but in any event within 20 days thereafter, cause to be given to each of the registered holders of the Series D Preferred Stock, at its address appearing on the Register for the Series D Preferred Stock by registered mail, postage prepaid, return receipt requested a certificate signed by its chairman, president or chief financial officer setting forth the number of shares of Class A Common Stock issuable upon conversion of shares of Series D Preferred Stock as so adjusted and describing in reasonable detail the facts accounting for such adjustment and the method of calculation used. Where appropriate, such certificate may be given in advance and included as a part of the notice required to be mailed under the other provisions of this resolution.

                                    (vii) The Company will at all times have
                  authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue shares of Class A Common Stock upon the conversion of the Series D Preferred Stock, the number of shares of Class A Common Stock deliverable upon conversion of the Series D Preferred Stock.

                                    (viii) The Company shall not be required to
                  issue fractional shares of Class A Common Stock upon conversion of the Series D Preferred Stock but shall pay for any such fraction of a share an amount in cash equal to the current market price per share of Class A Common Stock of such share multiplied by such fraction.

                                    (ix) The Company will pay all taxes
                  attributable to the issuance of shares of Class A Common Stock upon conversion of shares of Series D Preferred Stock; PROVIDED that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance of any shares of Class A Common Stock in a name other than that of the registered holder of the Series D Preferred Stock surrendered for conversion, and the Company shall not be required to issue or deliver such certificate unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  VIII.    NOTICES TO HOLDERS OF SERIES D PREFERRED STOCK.

                           In the event:

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                           (a) of any consolidation or merger to which the
                  Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any capital reorganization or reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or

                           (b) of Liquidation; or

                           (c) that the Company proposes to take any other
                  action which would require an adjustment in the number of shares of Class A Common Stock or other securities or assets issuable upon conversion of shares of Series D Preferred Stock pursuant to Section VII;

                  then the Company shall cause to be given to each of the registered holders of the Series D Preferred Stock at its address appearing on the Register for the Series D Preferred Stock, at least 20 calendar days prior to the applicable record date hereinafter specified, by registered mail, postage prepaid, return receipt requested, a written notice stating
                  (i) the date as of which the holders of record of Common Stock entitled to participate in the event contemplated by clause
                  (c) above are to be determined, or (ii) the date on which any such consolidation, merger, conveyance, transfer or Liquidation is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer or Liquidation.

                                       15

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         IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed in its corporate name on this 21st day of October, 1998.

                          GUARDIAN INTERNATIONAL, INC.


                                            By: /S/RICHARD GINSBURG
                                                --------------------------------
                                                Richard Ginsburg, President and
                                                   Chief Executive Officer


                                            By: /S/SHEILAH GINSBURG
                                                --------------------------------
                                                Sheilah Ginsburg, Secretary

STATE OF FLORIDA  )
                  )
COUNTY OF BROWARD )


BEFORE ME, the undersigned authority, personally appeared RICHARD GINSBURG and SHEILAH GINSBURG, to me known to be the President and Chief Executive Officer and Secretary, respectively, of GUARDIAN INTERNATIONAL, INC., a Nevada corporation, who acknowledged before me that they have executed the foregoing Certificate in their respective capacity as officers of the said corporation for the reasons and purpose therein expressed, and that the statements contained in the said Certificate are true and correct.

Sworn to and subscribed before me at Hollywood, Florida this 21st day of October, 1998.